EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

(i)	The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13D to which this Exhibit is attached and such Schedule 13D/A is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii)	The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13D/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

In witness whereof, the undersigned have executed this Agreement as of April 22, 2013.

KCM, LLC

By:	Keeneland Capital, LLC
Its:	Managing Member

By:	/s/ A. Wellford Tabor
A. Wellford Tabor
Its: Sole Member

KEENELAND CAPITAL, LLC

By:	/s/ A. Wellford Tabor
A. Wellford Tabor
Its: Sole Member

A. WELLFORD TABOR

/s/ A. Wellford Tabor